Exhibit 99.2

Media Contact:
Katie Curnutte,
Zillow Group VP of Communications
press@zillowgroup.com

Zillow Group CFO Kathleen Philips to Retire
Philips will stay with the company as chief legal officer through the end of 2018, and serve in an advisory role for two years to ensure a smooth transition
SEATTLE, May 7, 2018 - Zillow Group, Inc. (Nasdaq: Z; Nasdaq: ZG) which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and web, announced today that Chief Financial Officer and Chief Legal Officer Kathleen Philips is retiring from her role as CFO effective May 31, 2018. Jennifer Rock, Zillow Group’s vice president of financial reporting, technical accounting and FP&A, will serve as interim CFO while the company engages an executive recruiting firm to search for a new CFO.
Philips, who joined the company as general counsel in 2010, will step down as CFO and continue to serve as chief legal officer through the end of 2018 and transition toward retirement in 2020. She will continue to advise Zillow Group on legal, corporate development, and finance matters after 2018. Additional information is provided in a Form 8-K, which was filed with the Securities and Exchange Commission.
Philips has played a vital role in Zillow Group’s growth as a company, overseeing 14 acquisitions as head of the corporate development team, including Trulia in 2015. As general counsel in 2011, she successfully led the company through its initial public offering (IPO). She served as Chief Operating Officer before becoming Chief Financial Officer in 2015.
“I am very grateful to Kathleen for her partnership and for all she has contributed to Zillow Group over the years,” said Zillow Group CEO Spencer Rascoff. “I’ve worked with Kathleen for most of my career, and she has been a trusted advisor and friend. Kathleen has helped lead Zillow Group through our most transformative milestones, from our IPO to the acquisition of Trulia. Kathleen started at Zillow as our general counsel but quickly expanded her role to include areas of the company as diverse as customer care and facilities, human resources and finance. She has been a true partner to me and to the entire executive team, and we will miss her greatly.”
Beyond her role at Zillow Group, Philips serves on the boards of directors of Apptio (Nasdaq: APTI), a publicly traded provider of business management software-as-a-service application, and TPG Pace Holdings Corp. (NYSE: TPGN.UN), a publicly traded special purpose acquisition company. Before joining Zillow, she served as General Counsel of Hotwire, StubHub, Flip Video camera maker Pure Digital Technologies, and FanSnap.
“I’ve been impressed by Kathleen from the moment I met her, when she was general counsel at Hotwire,” said Rich Barton, co-founder and executive chairman of Zillow Group. “We have not made a single important strategic decision at Zillow Group without Kathleen’s intelligence and judgment.  I will miss her, but I am pleased that she will continue to be available for counsel.”
Newly appointed Interim CFO Jennifer Rock has been running Zillow Group’s financial reporting, technical accounting and compliance department for seven years. She has played a leadership role through the company’s IPO and all acquisitions. Prior to working at Zillow Group, she spent almost seven years at KPMG. She holds a Master of Accountancy from Gonzaga University.
Zillow Group
Zillow Group (NASDAQ:Z) (NASDAQ:ZG) houses a portfolio of the largest real estate and home-related brands on mobile and the web, which focus on all stages of the home lifecycle: renting, buying, selling and financing. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with great real estate professionals. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy®, HotPads®, Naked Apartments®, RealEstate.com and Out East®. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate professionals maximize business opportunities and connect with millions of consumers. The Zillow Instant Offers™ marketplace provides homeowners with the opportunity to receive offers from buyers, including Zillow in some metropolitan areas. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. The company operates a number of business brands for real estate, rental and mortgage professionals, including Mortech®, dotloop®, Bridge Interactive® and New Home Feed®. The company is headquartered in Seattle.
Zillow, Mortech, Bridge Interactive, StreetEasy, HotPads, Out East and New Home Feed are registered trademarks of Zillow, Inc. Zillow Instant Offers is a trademark of Zillow, Inc. Trulia is a registered trademark of Trulia, LLC. dotloop is a registered trademark of DotLoop, LLC. Naked Apartments is a registered trademark of Naked Apartments, LLC.

2